EXHIBIT 10.1

CO-PACK AGREEMENT

THIS CO-PACK AGREEMENT, effective as of October 15, 2013 (“Effective Date”), is between NATURAL FOOD WORKS, LLC, a Colorado limited liability company (“NFW”) and THE NAKED EDGE, LLC, a Colorado limited liability company (“Company”).

Company develops and produces fruit and vegetable based strip snack products.

NFW and Company wish to enter into this Agreement to set forth the obligations of NFW to produce and package Company’s fruit and vegetable based strip snack products known as Veggie-Go’sTM (collectively, “Products”) as specified in this Agreement and as identified on the attached Exhibit A, to be sold by the Company under its label.

NFW will produce and package the Products for the Company in accordance with this Agreement.

The parties, intending to be legally bound, agree as follows:

1.

Defined Terms.  In addition to any terms defined elsewhere in this Agreement, as used in this Agreement, and unless indicated to the contrary herein, the following terms shall have the following definitions:

A.

“Batch” means that number of individual Products that requires the Company to devote a full day to production thereto, which the parties hereto estimate shall equal approximately 20,000 individual units of the Products.

B.

 “Packaging” means all packaging for the Products.

C.

“Plant” means NFW’s facility located at 4969 Colorado Blvd., Denver, Colorado 80216, or another facility owned and operated by NFW or an affiliate of NFW at which the Products will be produced and packaged.

D.

“Plant Dock Door” means the loading dock, or other location at the Plant where products are routinely delivered by NFW to a common carrier or to the Company or its designee.

E.

 “Standards and Specifications” means, the quality standards and specifications for the Products and the Packaging as set forth on the attached Exhibit B, as may be amended by mutual agreement of the parties from time to time.

2.

General Understanding; Forecasts.

A.

General Understanding.  The Company appoints NFW as its exclusive manufacturer of the Products during the Term of this Agreement, as below defined.  NFW accepts such appointment.

B.

Rolling Production Forecast.  The Company shall provide to NFW a six (6) week rolling production forecast (“Forecast”).  Company shall update the Forecast every other Monday.  Company shall deliver to NFW its initial Forecast on or before December 2, 2013 for the Forecast beginning on November 18, 2013.   The parties intend the Forecast to assist NFW in its operational, materials and financial planning, as well as to establish the Company’s binding orders to purchase the Products as described elsewhere in this Agreement.

3.

Production and Sale of the Products.

A.

Products; Purchase Orders.  NFW shall produce, package and deliver the Products identified on the attached Exhibit A, as amended from time to time, in accordance with the Standards and Specifications, this Agreement and purchase orders placed by Company.  Company shall purchase from NFW all Products so produced and packaged.  Neither this Agreement, nor any Company estimate of its Product requirements, will obligate Company to purchase from NFW any specific quantity of Products; rather Company’s obligation under this Agreement shall be limited to the purchase of only those quantities of Products itemized in its purchase orders, which purchase orders are delivered to, and accepted by, Company in accordance with Section 10 below.

B.

Changes to Scope of Products.

Upon reasonable advance written notice to NFW, Company may request that items be added to, or removed from items on the list of Products identified on the attached Exhibit A.  NFW shall promptly cease producing any item Company requests be removed from the list; however, NFW must agree in writing to add any new item, or a variation of an existing product to the list of Products listed in Exhibit A.

4.

Ingredients for the Products.  NFW shall purchase and use only high quality components as the ingredients in the production of the Products (collectively, “Ingredients”).  All Ingredients, to the extent applicable, shall conform to the Standards and Specifications.

5.

Production Obligations, Allergen Disclosures and Production Specifications.  NFW shall produce and package the Products using Company’s recipes and formulations (collectively, “Product Formulations”) which Company supplied to NFW on or before the Effective Date, as such may be amended from time to time in accordance with this Agreement.  Company shall be obligated to pay the costs and expenses incurred by NFW in the production of the Products produced on behalf of Company in accordance with the terms of this Agreement and that conform to the Product Formulations and the Standards and Specifications.  The ingredients listed on the Packaging shall match the Product Formulations.  NFW shall produce the Products at the Plant exclusively.  In advance of production of any of the Products, NFW shall provide to Company written disclosure of the presence of any allergens in the Plant, as the same are defined under applicable laws or regulations, in order that the presence of such allergens in the Plant may be disclosed on the Packaging as required by applicable law or industry practice.  While this Agreement remains in effect, NFW shall notify Company in writing of any changes to such allergen disclosure, no later than 90 days prior to the date when any new allergens are introduced to the Plant.  NFW shall be responsible for purchasing any obsolete packaging materials at their costs from Company that are unusable due to a change in allergens in Plant. NFW shall sample, test and segregate for testing by Company such quantities of packaged Products and Ingredients as Company, from time to time, may request and, at Company’s expense, NFW shall ship such samples/tested Products and Ingredients to such destinations as specified by Company.  NFW shall not release any Product for shipment that does not comply with the Standards and Specifications or other requirements of this Agreement.

6.

The Plant.

A.

Equipment Purchases and Upgrades to Plant by NFW.

i.

Company, at its sole expense, shall purchase any equipment that is unique to the production of the Products, including a dehydrator (“Company Equipment”), and thereafter NFW shall be responsible for all costs to maintain and insure such equipment and to train its personnel to use the Company Equipment.  The parties will reasonably cooperate to arrange for the installation of the Company Equipment at the Plant.  The Company Equipment shall be used solely by NFW for the Products or otherwise on behalf of Company. The delivery and installation of the Company Equipment is a condition precedent to NFW’s obligation to produce and deliver the Products under this Agreement.  Upon providing NFW at least three (3) business days advance notice of its intent to remove any Company Equipment, at its sole cost and expense, Company shall cause the removal of the Company Equipment the parties will reasonably cooperate to arrange the removal by the Company of Company Equipment, provided that Company shall only remove such equipment at a time and in a manner that does not interfere with NFW’s business operations. Subject to this Section 6.A, Company, along with its associates, shall be allowed access to remove Company Equipment within ten (10) days of such request.

ii.

If NFW determines, upon consultation and consent of the Company, that the production of the Products necessitates the installation or use of any equipment in addition to the Company Equipment (“Additional Equipment”), or the making of any additional upgrades to the Plant to enable NFW to timely fulfill its production obligations under this Agreement (“Upgrades”) , the parties shall reasonably cooperate to ensure that such Additional Equipment is obtained and then delivered and installed at the Plant or such Upgrades are made, so as not to delay production.  If thirty (30) days  prior to the installation of any Additional Equipment or Upgrades, NFW determines, in its sole discretion, that it cannot utilize the Additional Equipment or Upgrades in the production or distribution of products for other customers, then Company shall be solely responsible for all costs associated with the acquisition, delivery, and installation of the Additional Equipment, and NFW shall be responsible for all costs associated with the insurance and maintenance of the Additional Equipment and the training of NFW’s employees as to its proper use.   In such case, any Additional Equipment shall be considered “Company Equipment”. With respect to any costs incurred by Company to obtain Additional Equipment NFW will make reasonable accommodations to Company to minimize Company’s out of pocket share of such costs, such as through price adjustments for the Products or other accommodations as may be agreed to by the parties. At a time and in a manner that does not interfere with NFW’s operations, at its sole cost and expense Company shall cause the removal of the Additional Equipment.  If NFW determines that it may utilize such Additional Equipment for other customers in addition to Company, the parties in good faith shall allocate all costs of the acquisition and maintenance of the Additional Equipment between NFW and Company.

B.

Certifications.  NFW represents and warrants that on or before the time it begins production of the Products the production facilities in the Plant, when used for the Products shall be:

i.

Certified “organic” by an organization approved by Company in writing, as provided in the Standards and Specifications or as otherwise agreed by the parties.  NFW in all material respects shall be in compliance with all applicable laws and regulations to operate the Plant as an “organic” production facility, as well as all requirements of the applicable certifying authority.  NFW shall promptly provide to Company copies of all “organic” certifications upon request; and

ii.

Certified “Kosher-All” by the Orthodox Union (the “OU”).  NFW, in all material respects, shall be in compliance with all applicable laws and regulations to operate the Plant as a “Kosher” production facility, as well as all requirements of the OU.  NFW shall promptly provide to Company copies of all “Kosher” certifications upon request, and prior to the commencement of production of the Products under this Agreement.

C.

Hazard Plan.  NFW shall:  (i) implement and follow a hazard analysis and risk based preventative control plan (“Hazard Plan”) for the Plant, as described under 21 U.S.C. § 350g and any FDA guidance, policy or implementing regulations which may be promulgated thereunder from time to time; (ii) comply with such Hazard Plan in its production and packaging of the Products; (iii) update such Hazard Plan as it deems reasonably necessary or as may be required by applicable law; and (iv) provide to Company copies of such Hazard Plan and all updates thereto upon request.

D.

Compliance and Audit.  NFW shall operate the Plant in a manner consistent with all requirements and standards of applicable governmental agencies, including but not limited to any applicable arm or branch of the U.S. Department of Agriculture.  Compliance by NFW with all such applicable standards and requirements shall be subject to audit by a third party.

7.

Packaging.

A.

Standards.  All Packaging shall conform to the Standards and Specifications and shall vary by each SKU identified in Exhibit A.  Prior to the use of the Packaging, NFW shall submit to Company proofs of all Packaging for its review and approval.  NFW shall be responsible to ensure that the Ingredients listed on the Packaging match the Product Formulations.

B.

Inventory of Packaging.  During the first six months of the Term Company shall purchase the Packaging in bulk for the first six (6) months of the Term, and NFW will purchase at cost three (3) weeks of Packaging materials from Company at a time.  Starting in the seventh month of the Term NFW shall procure all Packaging.  Any savings to NFW’s overall production costs of the Products that are realized during the first six (6) months of the Term as a result of the Packaging being purchased by and through the Company will be passed by NFW to Company in full.  NFW shall maintain an adequate inventory of Packaging on hand based on Company’s rolling forecast.  Nothing contained in this Agreement shall obligate NFW to maintain an inventory of Packaging in excess of a six (6) week supply.  Company shall be solely responsible for the design of the Packaging, designate one or more suppliers to produce and manufacture the Packaging, and coordinate all terms for the production and supply of the Packaging with its suppliers.

8.

Compliance With Applicable Law.  With respect to all aspects of the production, packaging and delivery of the Products, the Ingredients used in the manufacture of the Products, the maintenance and operation of the Plant and warehouse facilities, the Packaging, and the performance of all other obligations under this Agreement, Company and NFW each agree to comply with all applicable federal, state and local laws, rules and regulations, including but not limited to the Federal Food, Drug, and Cosmetic Act, as amended (“FD&C Act”), all applicable current Good Manufacturing Practices, including, but not limited to, those set forth in 21 C.F.R. § 110 et seq., United States Department of Agriculture and Food Safety and Quality Services guidelines and regulations, and all employment and environmental laws and regulations.

9.

Quality Control.

A.

Lot Coding.  NFW shall lot code each production run of the Products with a formalized tracking system as required in the Standards and Specifications.  In addition, each secondary packaging case shall be marked on the outside with a consumer readable expiration date, as well as the manufacturing date, in Julian Date code.

B.

Ingredients and Packaging.  NFW shall inspect all Ingredients and Packaging to be used by NFW pursuant to this Agreement in accordance with the Standards and Specifications.

C.

Products.  NFW will sample and test the first Batch of the Products produced at the Plant to ensure that the Products conform to the Standards and Specifications.  Thereafter, NFW shall sample and test the Products from time to time in accordance with its obligations hereunder.  All Products sampled and tested by NFW that meet the Standards and Specifications may thereafter be sold by NFW pursuant to the terms of this Agreement.  NFW shall store the Products in accordance with the Standards and Specifications.

D.

Quality Systems Audits.  From time to time, Company may perform audits of NFW’s quality systems to ensure compliance with the Standards and Specifications.  Upon reasonable advance notice, during normal business hours, NFW shall provide to Company access to the Plant, and its production facilities and equipment involved in, and to all records that concern, the sampling, testing, production, packaging and storage of all Ingredients and the Products.  NFW agrees to provide to Company inspectors unrestricted access to all areas of the Plant involved in the storage of the Ingredients, the Products and the Packaging, as well as all areas involved the production of the Products.  During such inspections, Company shall use reasonable efforts not to interfere with NFW’s operations.  In addition, NFW shall segregate such quantities of the Products, Ingredients and Packaging as Company may request from time to time and, at Company’s expense, NFW shall ship such samples of the Products, Ingredients and Packaging to destinations specified by Company.  Such inspectors shall sign nondisclosure agreements with respect to information learned regarding NFW production of products for other customers.

E.

Records.  NFW shall prepare, maintain and retain complete and accurate books and records relating to the Ingredients and the production, packaging, sampling, testing, storage and shipment of the Products, lot coding records and production code accountability records, including, but not limited to, production sheets.  NFW shall also prepare, maintain and retain any other records necessary to document Company’s compliance with this Agreement.  In addition, NFW will retain and appropriately store Product samples from each lot of Products as set forth in the Standards and Specifications.  All books and records prepared, maintained and retained by NFW shall be made available to Company for inspection during the Term and for two (2) years after the expiration or early termination of this Agreement (or such longer period as may be required by applicable law), upon reasonable advance written notice at any time during NFW’s regular business hours, and without disruption to NFW’s operations.

F.

Notice.  Upon request NFW shall promptly deliver to Company copies of all reports pertaining to the Plant (to the extent affecting any Product) or the Products resulting from an inspection of the Plant made by governmental or private organizations and shall otherwise notify Company promptly upon learning of any visits or inquiries by any federal, state or local government representatives regarding the Products or Ingredients.  In addition, NFW will notify Company immediately by telephone if:  (i) any hazardous or adulterated Ingredients, in-process Products or finished Products present a known or potential threat to consumer safety (including any such threats presented by product tampering); (ii) the presence of any hazardous contaminating substance is detected at the Plant (to the extent affecting any Product) that presents a threat to consumer or public safety; or (iii) there is any material noncompliance with the Standards and Specifications; and shall confirm such notice promptly in writing.  Each party agrees to notify the other immediately by telephone of any action or inspection by any regulatory agency with respect to the Products, or the Ingredients, and shall confirm such notice promptly in writing.

G.

Immediate Notice.  NFW shall immediately notify Company of any sanitation audits or inspections the results of which indicate the presence of any food pathogens in the Plant (to the extent affecting any Product) or in any Product.

10.

Orders; Prices; Invoicing.

A.

Binding Purchase Orders; Lead Times.  Company has agreed to provide to NFW the Forecast, pursuant to Section 2.B of this Agreement NFW shall use the Forecast to determine its needs for Ingredients and Packaging as well as establish its weekly production schedule of the Products.  The most recent week of each Forecast shall be deemed binding obligations of the Company to purchase the quantity of products set forth therein.  With each delivery of a new Forecast as provided herein, Company shall deliver to NFW formal purchase orders specifying the quantity and SKUs of Products set forth in the most recent week of the Forecast, with each such purchase order subject to acceptance by NFW.  NFW shall ship or deliver all Products no later than the third Friday after which a purchase order was submitted to NFW by Company.  If Company shall fail to deliver a purchase order to NFW, NFW shall have no obligation to produce the Products that otherwise may have been a part of that Forecast.  Company shall tender to NFW all Forecasts and purchase orders via electronic mail.  NFW shall acknowledge receipt of each such Forecast or purchase order via electronic mail.  The parties acknowledge that each purchase order shall constitute a specific contractual obligation of NFW to manufacture and of

Company to purchase, the Products specified therein, subject to the terms and conditions of this Agreement.

B.

Minimum Orders Size; Packing.  Each purchase order for the Products shall be no less than one Batch.  All Products will be packed as described in the Standards and Specifications.

C.

Failure to Timely fill Purchase Orders.  In the event that a purchase order is not ready for delivery on the scheduled date, NFW shall notify Company immediately of the delay in order to permit Company to attempt to mitigate the impact on its customers.

D.

Pricing.  The price for each Product produced hereunder shall be set by taking into account all direct and indirect costs incurred by NFW for the production, packaging, and packing of each Product, including labor costs allocated to producing the Products, ingredients, and certain overhead costs, plus a margin, as detailed on the attached Exhibit A.  Company shall pay for all Products produced and packaged in compliance with the terms and conditions of this Agreement the amounts calculated as set forth on Exhibit A.  If Company is due any refund by reason of it being a member of the Western United States Agricultural Trade Association, Company and not NFW shall be entitled to such refund.  If Company requests that any Products be delivered to Company at a location other than the Plant, Company shall pay for all costs incurred by NFW for such delivery.  All prices set forth in Exhibit A, as such may be changed from time to time as provided herein.

E.

Pricing Changes.  The prices set forth in Exhibit A shall remain in full force and for the initial 180 days of the Term.  After the initial 180 days, NFW may increase prices it charges to Company for the Products at any time with 90 days advanced written notice, provided however that no such price increase shall exceed 5% of the prices in effect for a Product or Products immediately prior to such notice, and NFW may increase prices no more than twice in a calendar year.  In addition, subject to any conflicting obligations of either party, if the raw cost of any Ingredients materially increases or decreases either at any given time or over time NFW and Company shall negotiate in good faith for an adjustment in the prices set forth in Exhibit A to account for any such increase or decrease.

F.

Invoicing.  Except as set forth in Section 10G below, upon completion of the production and delivery of each Batch of the Products, NFW shall issue to Company an invoice for the Products.  For first six months of the term payment in full is due 15 days from receipt of NFW’s invoice, and thereafter shall be due in full within 30 days from receipt of NFW’s invoice.

G.

Initial Batch.  Company shall prepay NFW for the initial Batch of the Products prior to the delivery thereof by NFW to Company or any customer or designee of Company.  Such initial Batch shall serve as the initial inventory of the Products NFW shall have on-hand to help fill orders.

H.

Agreement Controls.  The terms and conditions of this Agreement shall apply to each order of the Products submitted by Company hereunder.  Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, invoice or confirmation that are different from, or in addition to, those required hereunder shall not be binding on the parties, even if signed and returned, unless both parties expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

11.

Delivery of the Products; Title and Risk of Loss.

A.

Delivery.  NFW shall deliver to Company each order of the Products as follows:

i.

Unless the Company directs otherwise in writing, NFW shall deliver to Company each order of the Products FOB the Plant Dock Door no later than the day after production.  At its sole cost, Company shall arrange for the pickup of the Products at the Plant Dock Door, at mutually convenient times; OR

ii.

If directed by Company in writing, NFW shall cause the Products to be delivered to Company or its designee.  All costs for such delivery shall be paid by Company.  If Products are delivered otherwise than at the Plant Dock Door such Products will be delivered FOB to the common carrier or if NFW does not utilize a common carrier, FOB to the destination requested by Company.

In either case, NFW shall be responsible for the safe and proper loading of Product onto all shipping vehicles.  In preparation of the Products for loading and shipping, NFW shall follow all pallet patterns or case patterns for palletized or slip-sheet units as detailed in the Standards and Specifications.  If the delivery of the Products to a location other than the Plant Dock Door requires NFW to purchase pallets or other packaging materials, all costs of such pallets and materials shall be the obligation of Company and shall be in addition to the prices charged by NFW for the Products; provided that any such pallets or packaging materials will be passed on to Company at cost.   If pallets or other packaging materials will result in additional charges to Company of greater than $20 per pallet similar packaging materials, NFW shall notify Company prior to obtaining or utilizing such materials and obtain the consent of Company prior to incurring such cost; provided that if Company does not respond to such notification or request for three (3) days such silence shall be deemed consent.

B.

Title and Risk of Loss.  Upon delivery of the Products as provided in Section 11A above, title and risk of loss shall pass to Company.

12.

Non-Conforming Products.

A.

Reporting.  Within 60 days of delivery of the Products, Company may report to NFW non-conformities of the Products, where such non-conformities originated before such Product left the custody and control of NFW or are otherwise attributable to any act or omission of NFW prior to such Product leaving its custody and control (“Non-Conforming Products”).  If Company discovers Non-Conforming Products within such period, then Company shall promptly report to NFW, in writing, the specific non-conformity, variety name, UPC, lot code and quantity.  If timely notice is not received by NFW, Company shall be deemed to have accepted the Products without qualification; provided however if any federal, state or local agency, at any time, determines that any of the Products do not conform to the requirements of law or regulation; or if any federal, state or local agency, at any time, identifies characteristics of the Products which do not conform to the Standards and Specifications or the requirements of this Agreement; and, if it is further determined that such non-conformity originated before the

Product left the custody and control of NFW or is otherwise attributable to any act or omission of NFW, such determination shall be deemed a timely notification by Company of Non-Conforming Products.

B.

Return; Credits.  At the sole cost and expense of NFW, Company shall return to NFW all Non-Conforming Products, or dispose of such Products.  NFW shall credit to Company the amounts paid for all Non-Conforming Products as well as all costs of disposal or return on the next invoice(s) until the entire credit has been applied.

C.

Recall.  If either party voluntarily elects to, or any government or regulatory agency requests or demands that either party, or if any court orders either party to withdraw, discontinue, remove or recall any Product, Packaging or labeling (collectively, a “Recall”), because such Product, Packaging or labeling, are adulterated, misbranded, defective, harmful or misleading in any way, it shall immediately notify the other party by telephone and in writing.  With respect to any Recall or potential Recall of a Product, each party agrees to provide to the other:  (i) prompt and timely communication regarding any condition or event that does or may result in a Recall; and (ii) its reasonable cooperation.  To the extent practicable, NFW agrees to give to Company advance notice of any Recall, to work with Company to coordinate such Recall and, consistent with NFW’s responsibilities, to use commercially reasonable effort minimize the impact of such recall on Company and its customers.  Regardless of which party initiates the recall, Company will have the sole right to manage customer relations and shall have the sole right to distribute any press release or other communications with respect to the recall.  NFW will not contact Company’s customers without Company’s prior written consent; rather NFW will instruct any customer who contacts NFW to contact Company directly.  NFW shall bear the cost of any Recall that arises as the result of any Non-Conforming Product or any act, omission or default that occurs or fails to occur in respect to the Products prior to delivery to Company and shall indemnify Company from all out of pocket expense.  Company shall bear the cost of any Recall that arises as the result of any act or omission of Company, or any third party, which affects the Products after delivery to Company.

D.

Survival.  The provisions of this section shall survive the expiration or early termination of this Agreement.

13.

Company Personnel.  Company shall make its personnel reasonably available to NFW to assist NFW in the production of the Products and in the oversight of its quality control procedures for the Products.

14.

Term and Termination.

A.

Term.  This Agreement shall commence on the Effective Date and shall thereafter continue for a three year term (“Term”), unless earlier terminated as set forth in this Section 14.  Prior to the end of the Term the parties may agree to extend the Term in accordance with the terms of this Agreement or on such other terms and conditions as they may agree.

B.

Termination for Cause by Either Party.  Either party shall have the absolute right to terminate this Agreement, at any time, immediately upon written notice to the other, upon: (i) the occurrence of a Default, as defined below; or (ii) the filing of a petition by or against either party under the provisions of any state insolvency law or under the provisions of the 11 U.S.C. § 101 et seq., as amended, but if filed against a party, only if such petition is not removed within 30 days; the appointment of trustee, receiver or liquidator, either voluntary or involuntary, for either party or for any of its property, but if involuntary, only if such appointment is not removed within 30 days; or the making by either party of an assignment for the benefit of its creditors.  The breach, violation or failure of either party to perform any material obligation or to satisfy any of the applicable representations and warranties contained in this Agreement shall be deemed an event of default (“Event of Default”).  Upon the occurrence of an Event of Default that affects a party (a “Breaching Party”), the non-breaching party shall provide the Breaching Party with written notice of such Event of Default and provide the Breaching Party the right to cure such Event of Default, any Event of Default that is not cured within thirty (30) days of the date the Notice is delivered, as set forth in Section 21 hereof, shall be a “Default” of this Agreement.

C.

Termination Upon a Change of Control.  Notwithstanding anything to the contrary in this Section 14, Company, or its successor, may terminate this Agreement upon a “Change of Control Event” by providing NFW 90 days advance notice of its intent to terminate this Agreement.  Company’s right to notify NFW of its intent to terminate this Agreement under this Section 14.C may only be exercised by Company starting in the seventh month following the Change of Control Event and terminating at the conclusion of the 12th month following such event (the “Change of Control Termination Window”).  For the purposes of this Section 14.C a “Change of Control Event” shall mean the closing of a transaction that results in (i) any person (other than the Company, or any company owned directly or indirectly by the members of the Company in substantially the same proportion as their ownership of voting securities of the Company), becomes the beneficial owner, directly or indirectly, of 50 percent or more of the equity interests in the Company;  or (ii) a merger or consolidation of the Company with any other company, other than (a) a merger or consolidation which would result in the equity interests of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into equity interests of the surviving entity) more than 50 percent of the combined equity interests of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person acquires more than 50 percent of the equity interests in the Company’s then outstanding; or (iii) the members and/or managers of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

D.

Effect of Termination.  Upon the termination of this Agreement by either party for any reason, NFW shall immediately cease producing the Products and discontinue all use of the Trademarks.  In addition:  (i) NFW promptly shall deliver to Company all Packaging, advertising or other materials that bear the Trademarks; (ii) each party shall return to the other all Confidential Information, as below defined; and (iii) Company shall reimburse NFW for up to a two (2) month supply of Packaging and for any Ingredients and finished inventory on hand.  Termination of this Agreement shall not affect the right or obligations of either party that have accrued prior to the effective date of the termination.

15.

Representations, Warranties and Covenants.  In addition to all other representations, warranties and covenants contained in this Agreement, and as a material inducement to enter into this Agreement:

A.

Representations, Warranties and Covenants of NFW.  NFW represents, warrants and covenants to Company that:  (i) the Products will be merchantable and fit for their intended purposes and free from impurities and defects; (ii) no Products shall be “adulterated” or “misbranded” within the meaning of any applicable provision of any federal or state law, rule or regulation, including the FD&C Act; (iii) no Products will be furnished to Company which are prohibited from introduction into interstate commerce; (iv) the Plant is, and while this Agreement remains in effect, shall remain, a registered food facility under the FD&C Act and all applicable state or local laws; (v) while this Agreement remains in effect, NFW shall implement and maintain its Hazard Plan; (vi) qualified personnel will perform all services provided by NFW hereunder in a professional manner; (vii) NFW is a limited liability company, existing and in good standing under the laws of the State of Colorado; (viii) NFW has full power and authority to enter into this Agreement; and (ix) this Agreement has been duly authorized by all necessary corporate action, executed by an agent with authority to do so and constitutes a valid and binding obligation of NFW.

B.

Representations, Warranties and Covenants of Company.  Company represents, warrants and covenants to NFW that:  (i) Company has, and shall maintain, in full force and effect, all licenses and permits necessary, including those required pursuant to the FD&C Act, to distribute and sell the Products; (ii) Company is a Colorado limited liability company, existing and in good standing under the laws of the state of its organization; (iii) Company has full power and authority to enter into this Agreement; and (iv) this Agreement has been duly authorized by all necessary corporate action, executed by an agent with authority to do so and constitutes a valid and binding obligation of Company.

C.

Survival.  The provisions of this section and all other representations and warranties made in this Agreement shall survive the expiration or early termination of this Agreement one (1) year.

16.

Intellectual Property.

A.

Trademarks.  Company will provide to NFW all drawings and other artwork necessary for the Packaging, all of which will remain the sole property of Company.  NFW shall return to Company all such items upon expiration or early termination or of this Agreement.  NFW acknowledges that:  (i) all trade names, trademarks, service marks or logos of Company (collectively, “Trademarks”), as set forth on Exhibit C, are and shall remain the exclusive property of Company; and (ii) any right of NFW to use the Trademarks is derived solely from this Agreement.  Except as provided herein, NFW shall not use the Trademarks, nor any adaptation or variation thereof, in any manner whatsoever (including press releases, advertising, promotion, sales literature or packaging), without the prior written consent of Company in each instance, in Company’s sole discretion.  While this Agreement remains in effect, Company grants to NFW a non-transferable, non-assignable, non-exclusive royalty-free license, without the right to sublicense, to use the Trademarks solely in connection with the production and packaging by NFW of the Products in accordance with this Agreement.

B.

Indemnification.  Company agrees to indemnify and hold NFW harmless from any liability arising from any allegation that NFW or Company is not authorized or legally entitled to use any of the Trademarks in the packaging, shipment or sale of the Products.

C.

Termination.  Upon termination of this Agreement, NFW will immediately discontinue all use of the Trademarks.

D.

Confidential Information.  The parties understand and agree that during the term of this Agreement certain information will be provided to, or will come to the attention of, one party or its employees, agents and representatives, which information is of value to the disclosing party and is not generally available to the public, including but not limited to; trade secrets, product formulas, recipes, production information, specifications, marketing concepts, operating processes, packaging information, financial information, inventions, forecasts, drawings, customer lists and the like (hereinafter collectively referred to as “Confidential Information”). Confidential Information provided in written form to a receiving party by the disclosing party shall be marked with appropriate markings to alert the receiving party to the confidential nature of the information.  Written materials not marked as such shall still be considered Confidential Information, as shall Confidential Information other than in written form, if the information, by its nature, would reasonably be considered of a confidential or proprietary nature or if the receiving party, due to the context in which the information was disclosed, should have reasonably known it to be confidential.  It is expressly understood that all Confidential Information furnished to the receiving party shall remain the property of the disclosing party. Both parties agree to keep confidential and not to use or disclose any such Confidential Information except to the extent required to perform each party’s respective obligations under this Agreement. Without limiting the foregoing, NFW agrees that it shall not promote, market or sell, whether for its own account or for others (other than Company), any products, including the Products based upon or using any Product Formulations, Standards and Specifications or other Confidential Information of Company. Confidential Information shall be disclosed to third parties (including subcontractors and agents) only with the express written consent of the disclosing party. Consent is expressly given to disclose such information to employees and subcontractors but only as necessary to fulfill obligations under this Agreement, and subject to the execution by subcontractors of confidentiality agreements incorporating the confidentiality restrictions set forth herein.

17.

Indemnification.

A.

Indemnification of NFW.  Company shall indemnify and defend NFW, and its affiliated companies, and its and their respective officers, managers, directors, members, agents and employees (collectively, “NFW Parties”), or any of them, from all causes of action, suits, losses, liabilities, claims, demands, judgments, penalties, fines, proceedings, direct costs, expenses (including reasonable attorneys‘ fees and costs), and damages whether foreseen or unforeseen at the present time and whether based upon law or equity, contract or tort, or whether judicial or administrative in nature, and whether based upon bodily injury, property damage or otherwise (collectively, “Losses”), arising in connection with claims asserted by third parties related to: (i) the breach or nonperformance by Company of any of its obligations, representations or warranties set forth in this Agreement; or (ii) any act or omission of Company in fulfilling its obligations under this Agreement; except, in either instance, to the extent the

Losses may result from the breach or nonperformance by NFW of any provision of this Agreement or from the act or omission of NFW or the NFW Parties.

B.

Indemnification of Company.  NFW shall indemnify and defend Company, and its affiliated companies, and its and their respective officers, managers, directors, members, agents and employees (collectively, “Company Parties”), or any of them, from all Losses arising in connection with claims asserted by third-parties related to: (i) the breach or nonperformance by NFW of any of its obligations, representations or warranties set forth in this Agreement; or (ii) any act or omission of NFW in fulfilling its obligations under this Agreement; or (iii) any fines and penalties for violations of any applicable federal, state and local laws, rules and regulations attributable to NFW except, in any instance, to the extent the Losses may result from the breach or nonperformance by NFW of any provision of this Agreement; or from the act or omission of Company or the Company Parties.

C.

Survival.  The provisions of this section shall survive the expiration or early termination of this Agreement.

18.

Limitations of Liability.  In no event shall either party be liable to the other party for exemplary or punitive damages, special or incidental damages (i.e. lost profits) regardless of the form of action, be it in contract, warranty, special liability or otherwise, even if such other party was advised of the possibility of such damages.

19.

Insurance.  While this Agreement remains in effect and for one year after its expiration or early termination, at its own expense, NFW shall obtain and maintain in force at its expense:  a comprehensive commercial general liability insurance policy, on an occurrence basis, with a combined single limit of at least $1,000,000 per occurrence and $2,000,000 in the aggregate including coverage for bodily injury (including wrongful death), broad form property damage for all premises and operations, independent contractors, broad form contractual liability including any necessary endorsements covering this Agreement, product liability, product recall and completed operations.  Each policy shall provide for at least 30 days written notice to Company prior to cancellation and shall name Company as an additional insured.  Each policy shall be issued by an insurance company in good standing and licensed and admitted to do business in the state of Colorado with policy ratings no lower than “A-” and financial ratings not lower than “Class XII” in the Best’s Insurance Guide, latest edition in effect.

20.

Dispute Resolution.

A.

Arbitration.  In the event of any dispute between the parties pertaining to this Agreement, the dispute shall be resolved by arbitration conducted through the Judicial Arbiter Group or its successor, by a single arbitrator selected by the parties in accordance with the rules of said organization.  Pretrial proceedings shall be governed by the Colorado Rules of Civil Procedure, Colorado Rules of Evidence and such other or modified rules as the parties may agree or the arbitrator may direct.  The award of the arbitrator shall be final and binding, shall not be subject to appeal and may be entered as a final judgment in any court of competent jurisdiction.  The arbitrator shall render his or her decision no later than 30 days after the submission of the evidence and issues.  Each party hereby consents and agrees that the arbitration will be held in the City and County of Boulder, Colorado and the state and federal courts of Boulder, Colorado will have exclusive jurisdiction over any matters that may arise.  In any action filed or commenced pursuant to this provision, the parties further waive all objections to personal jurisdiction or venue.  Nothing contained in this Agreement shall preclude either party, as appropriate, from seeking equitable relief in a court of competent jurisdiction for breaches of this Agreement including the breach of any confidentiality provisions herein.

B.

Attorneys’ Fees.  In the event either party institutes any proceeding arising pertaining to this Agreement, the prevailing party shall receive from the other party payment of its reasonable attorneys’ fees and costs, including, if appropriate, reimbursement of all filing fees, costs and expenses associated with the proceeding (collectively, “Expenses”).  The prevailing party is that party who receives an award or a judgment.  If both parties receive an award or a judgment in any dollar amount, the fact finder will determine the prevailing party, taking into consideration the merits of the claims asserted by each party, the amount of the award or judgment received by each party and the relative equities between them.  In addition, the prevailing party shall be entitled to recover all Expenses it incurs enforcing such award or judgment, or prosecuting any appeal from such award or judgment; such Expenses shall be recoverable separately from, and in addition to, any other amount included in such award or judgment.  The preceding sentence is intended to be severable from the other provisions of this Agreement, and shall survive and not merge into any such award or judgment.

C.

Survival.  The provisions of this section shall survive expiration or early termination of this Agreement.

21.

Notices.

A.

Delivery.  Notices hereunder shall be given to the parties set forth below and shall be made by hand delivery electronic mail, overnight delivery or by certified mail return receipt requested.  Notices shall be addressed as follows:

If to NFW:	With a copy to:

Natural Food Works, LLC.	Polsinelli PC
1906 13th Street, Suite 304	1515 Wynkoop Street, Suite 600
Boulder, CO 80302	Denver, CO 80202
Attention: Robert K. Caseria, Manager	Attention: Robert S. Goldstein
Email: robb@nfworks.com	Email: RGoldstein@Polsinelli.com

If to Company:	With a copy to:

The Naked Edge, LLC	Modus Law, Ltd.
2825 Wilderness Place, Suite 900	1123 Spruce St. Boulder, CO 80302
Boulder, CO 80301	Attention: Brian Geoghegan
Attention: John McHugh	E-mail: bg@moduslaw.com
Email: john@nakededgesnacks.com

B.

Effectiveness of Notice.  Notices shall be effective: (i) the next day following the date sent by an established overnight delivery service which maintains delivery records requiring a signed receipt; (ii) upon receipt by the addressee of a hand delivery; (iii) three (3) business days following the date of mailing via certified mail, postage prepaid, return receipt requested; and (iv) upon confirmation that an electronic mail was received by the intended recipient. Any notice given by facsimile shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient’s time) or on a non-business day.  The inability to deliver any notice due to a changed address of a party, of which no notice was given to the other party, or any rejection or other refusal to accept any notice, shall be deemed receipt of the notice as of the date of such inability to deliver, rejection or refusal to accept.

22.

General.  (A) Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and all other representations, negotiations and agreements, written and oral, are superseded by this Agreement and are of no force and effect.  This Agreement may be amended and modified only by a written instrument executed by both parties.  (B) Assignment.  Neither party may assign this Agreement without the express written permission of the other party.  Any assignment in violation of this provision shall be void.  (C) Parties Bound.  This Agreement shall be binding upon the parties and their respective successors and permitted assigns, subject to the provisions and limitations on assignment set forth in this Agreement.  (D) Applicable Law.  This Agreement shall be construed by and controlled under the laws of the State of Colorado, without regard to Colorado’s conflict of law principles and without regard to the place of execution.  (E) Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute a single instrument.  This Agreement may be executed in original or through signatures transmitted by facsimile or other electronic means.  (F) Covenant of Future Cooperation.  Each party, from time to time, shall execute and deliver such further instruments as the other party, or its counsel, may reasonably request to effectuate the intent of this Agreement, including documents necessary for compliance with the laws, ordinances, rules or regulations of any applicable governmental authorities.  (G) Independent Contractors.  This Agreement does not create a fiduciary relationship between the parties.  NFW and Company are independent contractors, and nothing in this Agreement is intended, or shall be deemed, to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.  NFW shall have exclusive control over production, packaging and storage of the Products and shall direct, and be responsible for, the performance of all operations at the Plant.  NFW shall retain exclusive legal responsibility for the performance of, and compliance with, all of its obligations under this Agreement.  Notwithstanding the provisions of this section, NFW shall not produce Products at any location other than the Plant without Company’s prior written consent, in its sole discretion.

23.

Construction.  No delay or omission by either party in the exercise of any right under this Agreement shall operate as a waiver of that or any other right.  No provision of this Agreement may be waived except by an agreement in writing signed by the party granting such waiver.  A waiver of any provision of this Agreement shall not be construed as a subsequent waiver of that provision and/or a waiver of any other provision of this Agreement.  The captions of the sections of this Agreement are for convenience or reference only and in no way define, limit or affect the scope or substance of any provision of this Agreement.  All pronouns and any variation thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.  The word “including” shall mean including without limitation.  As used herein, the word “or” is used in the inclusive sense of “and/or.”  If any provision contained in this Agreement, for any reason, is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity and enforceability of any other provisions of this Agreement, and it is the intention of the parties that there shall be substituted for such invalid, illegal or unenforceable provisions a provision as similar to such provision as may be possible and yet be valid, legal and enforceable.  This Agreement has been negotiated by the parties and neither party will be deemed its author, nor will the Agreement be construed against either party.  If the expiration date for the completion of an obligation hereunder is to occur on a holiday or other non-business day, or if any period of time set forth in this Agreement expires on a holiday or other non-business day, then such date or expiration date shall be on the next business day.

24.

Right To Independent Counsel.  The parties recognize that this Agreement is a legal document that may affect them adversely.  The parties acknowledge that, prior to executing this Agreement, they were given the opportunity to seek independent legal counsel regarding this Agreement.  By executing this Agreement, the parties acknowledge that they have reviewed this Agreement with independent legal counsel or have knowingly waived their opportunity to do so.

25.

Preamble, Recitals and Exhibits.  The preamble and all recitals to this Agreement as well as the terms defined therein, if any, are incorporated by reference into the body of this Agreement.  The following Exhibits are attached hereto and incorporated into the body of this Agreement by this reference:

Exhibit A:  Price/Product List;

Exhibit B:  Quality Standards and Specifications;

Exhibit C:  Trademarks;

[The balance of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, but acknowledge same to be effective as of the Effective Date.

NATURAL FOOD WORKS, LLC		THE NAKED EDGE, LLC

/s/ Robert K. Caseria		/s/ John McHugh
By:	Robert K. Caseria	By:	John McHugh
Title:	CEO	Title:	CEO
Date:	10-9-13	Date:	10-9-13

[Signature page Co-Pack Agreement]

EXHIBIT A

PRICE/PRODUCT LIST

The Products are the following SKU’s:

•

Veggie Go Mountain Berry .42 oz (0.48);

•

Veggie Go Mountain Berry .42 oz (Export) ($0.48);

•

Veggie Go Cinnamon Spiced Beet .42 oz; ($0.48)

•

Veggie Go Cinnamon Spiced Beet .42 oz (Export) $0.48);

•

Veggie Carrot Ginger .42 oz. ($0.46);

•

Veggie Carrot Ginger .42 oz. (Export) ($0.46);

•

Veggie Sweet Potato Pie .42 oz. ($0.41);

•

Veggie Sweet Potato Pie .42 oz (Export) ($0.41);

•

Veggie Go Mountain Berry .20 oz (sample) ($0.28);

•

Veggie Go Mountain Berry .20 oz (sample) (Export) ($0.28);

•

Veggie Go Cinnamon Spiced Beet .20 oz (sample) ($0.28);

•

Veggie Go Cinnamon Spiced Beet .20 oz (sample) (Export) ($0.28);

•

Veggie Carrot Ginger .20 oz. (sample) ($0.27);

•

Veggie Carrot Ginger .20 oz. (sample) (Export) ($0.27);

•

Veggie Sweet Potato Pie .20 oz (sample) ($0.245);

•

Veggie Sweet Potato Pie .20 oz (sample) (Export) ($0.245);

•

Veggie Go Mountain Berry ends and bits ($0.85);

•

Veggie Go Cinnamon Spiced Beet ends and bits ($0.85);

•

Veggie Carrot Ginger ends and bits ($0.85); and

•

Veggie Sweet Potato Pie ends and bits ($0.85).

The prices set forth in this Exhibit A assumes the Ingredient and Packaging costs have been reviewed and deemed accurate by Company.   Should the prices set forth above not be current, NFW may need to revisit the pricing terms.

EXHIBIT B

QUALITY STANDARDS AND SPECIFICATIONS

NFW will produce the Products according to Company’s standards and specifications. Prior to the first production run of the Product, the parties shall jointly develop such standards and specifications.

EXHIBIT C

TRADEMARKS

It is assumed that Company has provided any JPEGs of each trademark as requested by NFW.